EXECUTION COPY

Dated  1 December 2010

SHARE CHARGE

created by

WIMM BILL DANN FINANCE CYPRUS LTD

as the Chargor
in favour of

PEPSI-COLA (BERMUDA) LIMITED

as the Chargee
Linklaters CIS

Linklaters CIS
Paveletskaya sq. 2, bld. 2
Moscow 115054

Telephone (+7) 495 797 9797
Facsimile (+7) 495 797 9798

THIS DEED is dated and made between:

(1)
Wimm Bill Dann Finance Cyprus Ltd (formerly known as Dicastor Holdings Limited), a limited liability company duly incorporated under the laws of the Republic of Cyprus, having its registered office at 1 Avlonos street, Maria House, 1075 Nicosia, Cyprus, registered with the Registrar of Companies in Cyprus under registration number HE 270485 (the “Chargor”); and

(2)
Pepsi-Cola (Bermuda) Limited, a limited liability company, incorporated under the laws of Bermuda, having its registered office at Charendon House, 2 Church Street Hamilton HM 11, Bermuda (the “Chargee”).

Background

(A)	The Chargor is entering into this Deed in connection with the Transaction Documents.

(B)	The Board of Directors of the Chargor is satisfied that entering into this Deed is for the purposes and to the benefit of the Chargor and its business.

(C)	The Chargee and the Chargor intend this document to take effect as a deed.

IT IS AGREED as follows:

1          Definition and Interpretation

1.1	Definitions

In this Deed:

“Account” means collectively (i) the Current Securities Account (but only until it ceases to constitute Collateral hereunder in accordance with Clause 3.2) and (ii) the New Securities Account.

“American Depositary Receipts” or “ADRs” means the American Depositary Receipts evidencing the American Depositary Shares under the Deposit Agreement.

“American Depositary Shares” or “ADSs” means the securities representing the interests in the Deposited Securities and the rights evidenced by the ADRs under the Deposit Agreement.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

“Charge” means the Security created or expressed to be created by or pursuant to this Deed.

“Charged ADRs” means 17,421,200 ADRs held by the Chargor.

“Collateral” means (i) all right, title and interest of the Chargor in the Charged ADRs and Dividends, the Account and all rights of the Chargor in respect of the foregoing, whether now owned or existing or hereafter acquired or arising and wherever located; and (ii) any Deposited Securities that may be deliverable upon surrender of the Charged ADRs or termination of the Deposit Agreement.

“Current Securities Account” means the account number 75188, together with any related cash account maintained by the Chargor with the Custodian through JP Morgan’s GlobeClear Department as of the date of this Deed.

“Custodian” means JP Morgan Chase Bank, National Association, acting through its London branch in its capacity as custodian and securities intermediary.

“Custody Agreement” means a custody agreement relating to the New Securities Account substantially in the form of Schedule 2 (with any changes that the Chargee shall have approved) among the Custodian, the Chargor and the Chargee.

“Deposit Agreement” means the Deposit Agreement dated as of January 17, 2002 by and among the Chargor, Deutsche Bank Trust Company Americas and the holders and beneficial owners of the ADSs evidenced by the ADRs.

“Deposited Securities” means Shares at such time deposited or deemed deposited under the Deposit Agreement and any and all other securities, property and cash received by the Depositary or the ADR Custodian under the Deposit Agreement in respect thereof.

“Dividends” means all present and future:

(a)	dividends and distributions of any kind and any other sum received or receivable in respect of any of the Shares;

(b)	rights, shares, money or other assets accruing or offered by way of redemption, bonus, option or otherwise in respect of any of the Shares;

(c)	allotments, offers and rights accruing or offered in respect of any of the Shares; and

(d)	other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, any of the Shares.

“Enforcement Event” means the failure by the Chargor to perform its obligations under any of Sections 2.01, 2.02 or 5.05(a) of the Purchase Agreement.

“Insolvency Act” means the Insolvency Act 1986.

“LPA” means the Law of Property Act 1925.

“New Securities Account” means the account number 12976, together with any related cash account, maintained by the Chargor with the Custodian, to which the Charged ADRs and any Dividends and/or other cash amounts shall be transferred in accordance with Clause 3.2.

“Perfection Requirements” means the taking of the appropriate steps to perfect the Charge.

“Permitted Security” means (i) the Charge and (ii) any Security in favour of the Custodian expressly contemplated by the Custodian Agreement.

“Purchase Agreement” means the purchase agreement dated on or about the date of this Deed (as amended from time to time) pursuant to which the Chargor intends to sell and the Chargee intends to purchase the Charged ADRs (as defined herein).

“Receiver” means a receiver and manager or other receiver appointed in respect of the Collateral and shall, if allowed by law, include an administrative receiver.

“Secured Obligations” means (a) the obligations of the Chargor to sell and transfer the ADRs to the Chargee in accordance with Sections 2.01 and 2.02 of the Purchase Agreement and the obligations of the Chargor under Section 5.05(a) of the Purchase Agreement; and (b) all moneys, debts and liabilities due, owing or incurred by the Chargor to the Chargee which arise as a result of the Chargor’s failure to perform or duly perform any of its obligations under any of Sections 2.01, 2.02 or 5.05(a) of the Purchase Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shares” means ordinary shares of Open Joint Stock Company “Wimm-Bill-Dann Foods”, a company incorporated under the laws of the Russian Federation with its registered address at: 16/15 Yauzsky Boulevard, Moscow 109028, Russian Federation, validly issued and outstanding.

“Transaction Documents” means the Purchase Agreement, this Deed, the Russian Pledge Agreement and any other documents contemplated by or delivered in connection with the Purchase Agreement.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Deed to:

(i)	“assets” includes present and future properties, revenues and rights of every description;

(ii)	the “Chargor”, the “Chargee” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

1.2.2	Clause and Schedule headings are for ease of reference only.

1.2.3	An Enforcement Event is “continuing” if it has not been waived or remedied in accordance with the terms of the Purchase Agreement.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

1.4	Incorporation by reference

Unless the context otherwise requires or unless defined in this Deed, words and expressions defined in the Purchase Agreement shall have the same meanings when used in this Deed.

2          Undertaking to discharge the Secured Obligations

The Chargor shall discharge its Secured Obligations when due in accordance with the terms of the Purchase Agreement.

3          Security

3.1	Charge

The Chargor, with full title guarantee and as security for the performance of its Secured Obligations, charges in favour of the Chargee by way of first fixed charge the Collateral.

3.2
The Chargor undertakes to instruct JP Morgan’s GlobeClear Department (“GlobeClear”) immediately upon execution of this Deed to transfer the Charged ADRs from the Current Securities Account to the New Securities Account (such instruction to be provided to GlobeClear in the form of Schedule 3, with a copy to the Chargee). Following the completion of such transfer and the crediting of all of the Charged ADRs to the New Securities Account, the Current Securities Account will no longer constitute a part of the Collateral under this Deed.

4          Restrictions and further assurance

4.1	Security

The Chargor shall not create or permit to subsist any Security over Collateral  except for the Permitted Security.

4.2	Disposal

The Chargor shall not (nor agree to) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any Collateral.

4.3	Further assurance

The Chargor shall promptly do whatever the Chargee reasonably requires to perfect the Charge.

5          Representations, warranties and covenants of the Chargor

5.1	Security

The Chargor has good and marketable title to all of the Collateral, free and clear of any Security, other than Permitted Security. All of the Charged ADRs and the Shares represented thereby have been duly authorized and validly issued, and are fully paid and non-assessable. The Chargor has not performed any acts that might prevent the Chargee from enforcing any of the provisions of this Deed. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Security on such Collateral except for the Charge. After the date of this Deed, no Collateral will be in the possession of any other person having a claim thereto or security interest therein, other than Permitted Security.

5.2
In order to perfect the Charge, the parties shall take such steps and do such actions or procure that such actions are done so as to ensure that any registration, recordation or filing with any governmental body, agency or official, which is required in connection with the execution or delivery of this Deed or the Custody Agreement or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Charge or for the enforcement of the Charge is filed as soon as possible following the execution of this Deed.

5.3
The Chargor will, promptly upon request, provide to the Chargee all information and evidence concerning the Collateral that the Chargee may request from time to time and required in order to enable it to enforce the provisions of this Deed.

6           Enforcement

6.1	When enforceable

As between the Chargor and the Chargee, the Charge shall be enforceable, and  the powers conferred by Section 101 of the LPA as varied and extended by this Deed shall be exercisable, solely upon, and subject to occurrence of an Enforcement Event which is continuing.

6.2	Power of sale

The statutory power of sale, of appointing a Receiver and the other statutory powers conferred on mortgagees by Section 101 of the LPA as varied and extended by this Deed shall arise on the date of this Deed.

6.3	Remedies

6.3.1
After an Enforcement Event shall have occurred and be continuing, the Chargee may exercise all the rights of a secured party under the LPA (whether or not in effect in the jurisdiction where such rights are exercised) with respect to the Collateral and, in addition, the Chargee may, without being required to give any notice, except as provided in the Custody Agreement or as may be required by mandatory provisions of law, withdraw all cash held in the Account or give the relevant instructions in relation to the securities deposited in the Account, and if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof, in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Chargee’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Chargee may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by applicable law, the Chargee may be the purchaser of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Upon any sale of Collateral by the Chargee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Chargee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over the Chargor or such officer or be answerable in any way for the misapplication thereof.

6.3.2
Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Chargor, and the Chargor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Chargee shall not be obliged to make any sale of Collateral regardless of notice of sale having been given. The Chargee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, the Chargor hereby waives any claim against the Chargee arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Chargee accepts the first offer received and does not offer such Collateral to more than one offeree. The Chargee may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.

6.3.3
If the Chargee sells any of the Collateral upon credit, the Chargor will be credited only with payment actually made by the purchaser, received by the Chargee and applied in accordance with Clause 6 hereof. In the event the purchaser fails to pay for the Collateral, the Chargee may resell the same, subject to the same rights and duties set forth herein.

6.3.4	Notice of any such sale or other disposition shall be given to the Chargor as required by Clause 13 (Notices).

7          Appointment and rights of Receivers

7.1	Appointment of receivers

After an Enforcement Event shall have occurred and is be continuing without any notice or further notice, the Chargee may, by deed, or otherwise in writing signed by any officer or manager of the Chargee or any person authorised for this purpose by the Chargee, appoint one or more persons to be a Receiver. The Chargee may similarly remove any Receiver and appoint any person instead of any Receiver.

7.2	Scope of appointment

Any Receiver may be appointed Receiver of all of the Collateral or Receiver of a part of the Collateral specified in the appointment. In the latter case, the rights conferred on a Receiver as set out in Schedule 1 (Rights of Receivers) shall have effect as though every reference in that Schedule to any Collateral were a reference to the part of those assets so specified or any part of those assets.

7.3	Rights of Receivers

Any Receiver appointed pursuant to this Clause 7 shall have the rights, powers, privileges and immunities conferred by the Insolvency Act on administrative or other receivers duly appointed under the Insolvency Act, and shall also have the rights set out in Schedule 1 (Rights of Receivers).

8          Chargee’s rights

8.1	Same rights as Receiver

After an Enforcement Event shall have occurred and be continuing, any rights conferred by any Transaction Document upon a Receiver may be exercised by the Chargee.

9           Power of attorney

9.1	Appointment

The Chargor by way of security irrevocably appoints the Chargee and every Receiver severally its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit to exercise any of the rights conferred on the Chargee and any Receiver in relation to the Collateral and an Enforcement Event.

9.2	Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in this Clause 9.

10        Saving provisions; duration of Security; release

10.1	Immediate recourse

The Chargor waives any right it may have of first requiring the Chargee (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Deed.

10.2
The Charge created by the Chargor shall be in effect from the date of this Deed and shall continue in full force and effect until the earliest of (i) the full discharge of the obligation of the Chargor to sell and transfer the Shares to the Chargee in accordance with Sections 2.01 and 2.02 of the Purchase Agreement, (ii) termination of the Purchase Agreement in accordance with its terms, or (iii) the End Date (unless the conditions to closing, which are set out in Article 7 of the Purchase Agreement, have been satisfied and the Buyer has submitted to its bank all relevant payment instructions or has delivered to the Sellers the bank checks required for the Purchase Price Per Share to be paid to each Seller), or (iv) breach by the Pledgee of its obligations under Section 2.02(a) of the Purchase Agreement (in circumstances where Sellers are otherwise in compliance with their obligations under Sections 2.01 and 2.02 of the Purchase Agreement).

10.3
This Deed shall automatically terminate and the Chargee shall release and discharge the Collateral from the Charge upon the Chargee, or any person to whom the Charge is validly assigned under Clause 12 of this Deed, ceasing to be an Affiliate of the Buyer’s Guarantor.

10.4
Upon the occurrence of the earliest of (i) the full discharge of the obligations of the Chargor to sell and transfer the Shares to the Chargee in accordance with Sections 2.01 and 2.02 of the Purchase Agreement, (ii) the date of termination of the Purchase Agreement in accordance with its terms, or (iii) the End Date (unless the conditions to closing, which are set out in Section 7 of the Purchase Agreement, have been satisfied and the Buyer has submitted to its bank all relevant payment instructions or has delivered to the Sellers the bank checks required for the Purchase Price Per Share to be paid to each Seller), or (iv) breach by the Pledgee of its obligations under Section 2.02(a) of the Purchase Agreement (in circumstances where Sellers are otherwise in compliance with their obligations under Sections 2.01 and 2.02 of the Purchase Agreement), or the date of termination of this Deed in accordance with Clause 10.3 above the Chargee agrees and undertakes that it shall, forthwith, take such actions as are required by applicable law and/or the Custody Agreement (including, without limitation, delivery of a Security Release Notice (as that term is defined in the Custody Agreement) to the Custodian in order to unconditionally release and discharge the Collateral from the Charge.

11        Rights, amendments, waivers and determinations

11.1	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Chargee or Receiver any right or remedy under the Transaction Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Transaction Documents are cumulative and not exclusive of any rights or remedies provided by law.

11.2	Amendments and waivers

Any term of this Deed may be amended or waived only with the consent of the Chargee and the Chargor.

11.3	Partial invalidity

If, at any time, any provision of the Transaction Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

12        Assignment

12.1	Binding Deed

This Deed shall be binding upon and ensure to the benefit of each Party’s permitted successors and transferees and assigns.

12.2	Assignments by the Chargee

The Chargee shall be entitled to freely assign or transfer its rights and/or obligations (or any part thereof) under this Deed to any acquirer of its rights and/or obligations (or any part thereof) under the Purchase Agreement. Such assignment or transfer by the Chargee under this Deed shall not be construed as a termination of the Charge created pursuant to this Deed or any of the obligations of the Chargor under this Deed.

12.3	Assignments by the Chargor

The Chargor shall not be entitled to assign or transfer any of its rights or obligations under this Deed without the Chargee’s prior written consent.

13        Notices

13.1	Any communication to be made under or in connection with the Transaction Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

13.2	The provisions of Section 9.01 (Notices) of the Purchase Agreement and Section 9.01 of the Seller Disclosure Letter shall be incorporated into this Deed as if set out in this Deed.

13.3	Delivery

13.3.1	Any communication or document made or delivered to the Chargor under or in connection with this Deed will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice.

13.3.2	Any communication or document to be made or delivered to the Chargee will be effective only when actually received by the Chargee.

14        Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

15        Governing law and dispute resolution

15.1
This Deed and all non-contractual relationships arising out of it shall be governed by and construed in accordance with English law, without giving effect to any choice or conflict of law provision or rule (whether of England or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than England.

15.2
All disputes hereunder shall be referred to, and finally resolved by, arbitration under the arbitration rules of the London Court of International Arbitration (“LCIA”) (the “LCIA Rules”) which rules are deemed to be incorporated by reference into this Clause 15.

15.2.1
The number of arbitrators shall be three. The Chargee and the Chargor shall each nominate one arbitrator and the two arbitrators so nominated shall jointly select a third arbitrator as the chairman of the arbitral panel. In the event that the nominated arbitrators are unable to agree, the third arbitrator will be appointed by the Court of the LCIA in accordance with the LCIA Rules.

15.2.2	The seat, or legal place, of arbitration shall be London.

15.2.3	The language to be used in the arbitral proceedings shall be English.

15.2.4	The Parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other information or documents produced or disclosed by the parties or by witnesses in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

In witness whereof this Deed has been delivered on the date first stated above.

**EXECUTED** and **DELIVERED** as a deed by **WIMM BILL DANN FINANCE CYPRUS LTD** in the presence of:-

}

WITNESSES:-

1. Nikolai Kurmashev ..........................................

2. Christopher Allen ..........................................

**EXECUTED** and **DELIVERED** as a deed by **PEPSI-COLA (BERMUDA) LIMITED** in the presence of:-

}

WITNESSES:-

1. Maxim Solomin ..........................................

2. Victoria Volkova ..........................................